Exhibit 99.1

IREN Closes $3.0 Billion Convertible Notes Offering

NEW YORK, May 14, 2026 (GLOBE NEWSWIRE) – IREN Limited (NASDAQ: IREN) (“IREN”) today announced the closing of its offering of $3.0 billion aggregate principal amount of 1.00% convertible senior notes due 2033 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
Key details of the transaction
•	$2.6 billion offering, plus fully exercised $400 million greenshoe
•	Net proceeds of approximately $2.96 billion
•	1.00% coupon, 32.5% conversion premium
•	No put option for investors in the notes (other than a customary put right in the case of certain fundamental changes)
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Capped call transactions entered into in connection with the notes, which are generally expected to provide a hedge upon conversions up to an initial cap price of $110.30 per share, which represents a 100% premium (as compared to the 32.5% conversion premium under the notes)

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J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Jefferies LLC, MUFG Securities Americas Inc., Wells Fargo Securities, LLC and Cantor Fitzgerald & Co. acted as bookrunners

•	BBVA Securities Inc., Credit Agricole Securities (USA) Inc., BTIG, LLC, Canaccord Genuity LLC, Macquarie Capital (USA) Inc. and Moelis & Company LLC acted as co-managers
Use of proceeds
The net proceeds from the offering are approximately $2.96 billion, after deducting the initial purchasers’ discounts and commissions and IREN’s estimated offering expenses.
IREN intends to use the net proceeds as follows:
•	$201.3 million to fund the cost of the capped call transactions (described below)
•	General corporate purposes and working capital
Capped call transactions
In connection with the pricing of the notes and the exercise by the initial purchasers of their option to purchase additional notes, IREN entered into privately negotiated capped call transactions with certain of the initial purchasers or their affiliates and certain other financial institutions (the “option counterparties”). The capped call transactions cover, subject to anti-dilution adjustments, the number of ordinary shares of IREN that initially underlie the notes. The cap price of the capped call transactions is initially $110.30 per share, which represents a premium of 100% over the last reported sale price of IREN’s ordinary shares of $55.15 per share on May 11, 2026, and is subject to certain adjustments under the terms of the capped call transactions.
The capped call transactions are expected generally to reduce the potential dilution to IREN’s ordinary shares upon any conversion of the notes and/or offset any potential cash payments IREN is required to make in excess of the principal amount of converted notes, as the case may be, with such offset and/or reduction subject to a cap price. If, however, the market price per ordinary share of IREN, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions. The capped call transactions will be solely cash settled unless certain conditions are satisfied.

Unwind of existing capped call transactions
In connection with the issuance of IREN’s 3.50% Convertible Senior Notes due 2029 (the “2029 notes”), IREN entered into capped call transactions (the “2029 capped call transactions”) with certain financial institutions (the “2029 option counterparties”). In November 2025, IREN entered into a transaction pursuant to which a portion of the 2029 notes were equitized (the “equitized 2029 notes”). Concurrently with the pricing of the notes, IREN entered into an agreement with one of the 2029 option counterparties to terminate a portion of the 2029 capped call transactions corresponding to a portion of the equitized 2029 notes.
No registration
The notes were only offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and any of IREN’s ordinary shares issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any of IREN’s ordinary shares issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction (including the United States and Australia) in which such offer, sale or solicitation would be unlawful.

About IREN

IREN is a vertically integrated AI Cloud provider, delivering large-scale data centers and GPU clusters for AI training and inference. IREN’s platform is underpinned by its expansive portfolio of grid-connected land and power in renewable-rich regions across North America, Europe and APAC.

Contacts

Investors
ir@iren.com
Media
media@iren.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the offering and the intended use of the net proceeds. Forward-looking statements represent IREN’s current expectations, beliefs, and projections regarding future events and are subject to known and unknown uncertainties, risks, assumptions and contingencies, many of which are outside IREN’s control and that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Among those risks and uncertainties are market conditions, risks relating to IREN’s business, including those described in periodic reports that IREN files from time to time with the SEC. IREN cannot provide any assurances regarding its ability to effectively apply the net proceeds after funding the cost of entering into the capped call transactions as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and IREN does not undertake any obligation to update the forward-looking statements included in this press release for subsequent developments, except as may be required by law. For a further discussion of factors that could cause IREN’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in IREN’s Annual Report on Form 10-K for the year ended June 30, 2025 and other risks described in documents filed by IREN from time to time with the Securities and Exchange Commission.